SILVERADO GREEN FUEL INC. INKS DEAL WITH MISSISSIPPI FOR $26 M INVESTMENT IN CLEAN COAL TECHNOLOGY

Company’s Green Fuel will Harness the State’s Untapped Coal Resources

JACKSON, MS – MONDAY, DECEMBER 18 - 2006

SILVERADO - OTCBB: SLGLF / Frankfurt : SLGL / Berlin : SLGL

Silverado Green Fuel Inc. announced plans today to build the first low-rank coal-water fuel (“Green Fuel”) facility in the United States. The $26 M project, to be located on 14-acres outside of Ackerman in the Red Hills EcoPlex in Choctaw County, Mississippi, is designed to utilize the state’s vast supply of low-rank coal reserves by converting them into Green Fuel, a new form of coal-based, environmentally friendly, low-cost, alternative fuel. The facility will create local jobs, inject a sizable capital investment in the local economy, and highlight Mississippi as a national leader in alternative energy and clean coal technologies.

The company has signed a Memorandum of Understanding (MOU) with the State of Mississippi as represented by the Mississippi Development Authority (MDA); Choctaw County Board of Supervisors; and the Choctaw County Economic Development District to build a facility designed to demonstrate the economic feasibility and environmental superiority of converting low-rank coals into a stable liquid fuel that can be used efficiently, while also defining exact parameters for a commercial facility.

“This project is a key step toward full commercial production of green fuel and the culmination of our work over the past six years to develop advanced, efficient and cleaner coal technologies,” said Silverado Green Fuel Inc. CEO Garry L. Anselmo. “We are pleased to have worked with the state of Mississippi and Choctaw County officials since July of 2005 to make this facility a reality. We look forward to further strengthening our relationship with a state that is paving the way to energy independence by taking advantage of America’s vast coal resources as an alternative fuel source and supporting new technologies designed to economically utilize those resources.”

Under the terms of the agreement, Choctaw County Economic Development District will provide Silverado Green Fuel Inc. a 14 acre site at their Ecoplex. Choctaw County will clear the site in preparation for construction. The County has also agreed to construct the facility building based on Silverado’s specifications. The State, through MDA will provide for the infrastructure through a series of grants.

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SILVERADO GREEN FUEL INC. INKS DEAL WITH MISSISSIPPI CONTINUED – 2 –

Silverado Green Fuel Inc. will provide the proprietary technology developed by Dr. Warrack Willson, Vice President of Silverado’s Fuel Technology Division. Silverado will run the facility, which is expected to produce 45 permanent jobs and hundreds of additional jobs during the construction phase. Once this two year phase is complete, Silverado will be producing 110,000 barrels of Green Fuel per year.

Gray Swoope, MDA’s Chief Operating Officer, noted, “The State of Mississippi is proud to welcome Silverado as our newest corporate citizen. With its innovative technologies, Silverado will produce vital energy while stimulating the economy of Choctaw County with 45 new jobs.”

Also welcoming Silverado Green Fuel Inc. to Mississippi is Senator Trent Lott. “I’m pleased to help welcome Silverado Green Fuel Inc. to our State,” Senator Lott said. “Mississippi is developing a diverse portfolio of companies producing alternative energy which will not only help our State in places like Choctaw County, but also strengthen our nation’s national security and preserve America’s status as the world’s premier economy, making us less dependent on foreign oil.”

Nearly half of the world’s coal reserves are in the United States. Fully half of those reserves are low-rank coal --- coal that has high-water and low-energy levels. Low-Rank Coals are a relatively untapped resource in America. Silverado’s new technology will allow for the conversion of this coal into Green Fuel. Silverado projects the cost to produce Green Fuel on a barrel-of-oil-equivalent basis at $15 per barrel.

Locally mined lignite coal will be treated through a hydrothermal process at the facility and converted into liquid Green Fuel that can be used efficiently in oil-designed boilers, integrated gasification combined cycle (IGCC) power plants, and other advanced combustors. Green Fuel has a higher energy content than the original coal, but retains the desirable low rank coal combustion characteristics needed for boilers and advanced combustion and gasification systems.

Silverado’s Green Fuel is an ideal candidate for use in the processes of Texaco (now G.E.) ‘Gasification’ and Fischer Tropsch ‘Liquefaction’ which creates the feed stock for the production of low-cost fuels and products which are free of carbon dioxide, sulfur, particulate matter, and heavy metals. These fuels and products include jet fuel, gasoline, diesel, synthetic natural gas, naptha, explosives, fertilizers, ammonia, urea, plastics and many others.

Silverado Green Fuel Inc. is a wholly owned subsidiary of its publicly traded parent, Silverado Gold Mines Ltd. To learn more about Silverado Green Fuel Inc., please visit http://www.silveradogreenfuel.com and the parent public corporation at http://www.silverado.com

Silverado Green Fuel Inc.
Mailing Address · 505 - 1111 W. Georgia Street · Vancouver, B.C. · V6E 4M3 · CA
(800) 665-4646 or (604) 689-1535 · F: (604) 682-3519 · pr@silveradogreenfuel.com · www.silveradogreenfuel.com
Field Address · P.O. Box 83730 · Fairbanks, Alaska. · 99708 · USA

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.